Financial News Release

Neil Brinker to Join Advanced Energy as Chief Operating Officer

Fort Collins, Colo., May 9, 2018 - Advanced Energy Industries, Inc. (NASDAQ: AEIS), a global leader in innovative power and control technologies, today announced that Neil D. Brinker will join the company as its executive vice president and chief operating officer on June 18, 2018, reporting to Yuval Wasserman, president & chief executive officer.
Neil is an experienced global leader with a broad knowledge of industrial markets and a proven track record managing operations and delivering improved operating and financial results. Most recently, Neil was the group president of IDEX Corporation, responsible for a broad array of products and solutions for numerous industrial applications including measurement, control systems and software monitoring.
Prior to IDEX, Neil was director of global operations at Gilbarco Veeder-Root, a Danaher company, responsible for manufacturing operations, strategic planning and M&A for several global locations. Neil holds a B.S.M.E. from Michigan State University, a Master of Engineering from the University of Michigan and an MBA from Eastern Michigan University.
“I am excited to add such an experienced leader to the executive team” said Yuval Wasserman. “Neil’s broad industrial knowledge and global experience will be invaluable as we continue to innovate and expand in our core and new markets.”
“I look forward to joining Advanced Energy and helping the company deliver on its long-term growth strategy and drive operational excellence across the organization,” said Brinker.
About Advanced Energy
Advanced Energy (NASDAQ: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power solutions for thin films processes and industrial applications. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
Advanced Energy and the Advanced Energy logo are trademarks of Advanced Energy Industries, Inc. or one of its Affiliates in the United States and elsewhere.
For more information, contact:

Tom McGimpsey Advanced Energy Industries, Inc. (970) 407-6326 tom.mcgimpsey@aei.com	Annie Leschin/Rhonda Bennetto Advanced Energy Industries, Inc. (970) 407-6555 ir@aei.com

Advanced Energy Industries, Inc.
1625 Sharp Point Drive | Fort Collins, CO 80525 | USA | +1 (970) 221-4670 | advanced-energy.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934 that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words "plan," "will," "expect," "believe," or similar words. Other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.